Exhibit 4.02

CALCULATION AGENCY AGREEMENT

CALCULATION AGENCY AGREEMENT, dated as of August 31, 2005 (this “Agreement”), between Lehman Brothers Holdings Inc. (the “Company”) and Lehman Brothers International (Europe), as Calculation Agent.

WHEREAS, the Company proposes to issue and sell its Principal Protected USD-Asian Basket FX-Linked Notes (the “Notes”) from time to time;

WHEREAS, the terms of the Notes are described in a pricing supplement (in connection with the performance by the Calculation Agent of its services hereunder with respect to the Notes, the pricing supplement relating to the Notes is referred to herein as the “relevant Pricing Supplement”) to the prospectus supplement dated May 18, 2005 and the prospectus dated May 18, 2005;

WHEREAS, the Notes will be issued under an Indenture, dated as of September 1, 1987, between the Company and Citibank, N.A., as Trustee (the “Trustee”), as supplemented and amended by supplemental indentures dated as of November 25, 1987, November 27, 1990, September 13, 1991, October 4, 1993, October 1, 1995, and June 26, 1997, and incorporating Standard Multiple Series Indenture Provisions dated July 30, 1987, as amended November 16, 1987 (collectively, the “Indenture”); and

WHEREAS, the Company requests the Calculation Agent to perform certain services described herein in connection with the Notes;

NOW THEREFORE, the Company and the Calculation Agent agree as follows:

1.             Appointment of Agent.  The Company hereby appoints Lehman Brothers International (Europe) as Calculation Agent and Lehman Brothers International (Europe) hereby accepts such appointment as the Company’s agent for the purpose of performing the services hereinafter described upon the terms and subject to the conditions hereinafter mentioned.

2.             Calculations and Information Provided.  In response to a request made by the Trustee for a determination of the Repayment Amount with respect to any series of the Notes, the Calculation Agent shall determine the Repayment Amount (as set forth below) on the Valuation Date (as defined below) in accordance with the terms of the Notes and this Agreement and notify the Trustee of its determination.  In addition, the Calculation Agent shall also be responsible for determining each of the following items for the Notes, to the extent applicable:

(a)           whether a Market Disruption Event (as defined below) has occurred;

(b)           the applicable Valuation Date for any Basket Currency; and

(c)           any other calculation, determination or adjustment specified as being made by the Calculation Agent in this Agreement, the relevant Pricing Supplement or the Notes.

3.             Calculations.  Any calculation or determination by the Calculation Agent pursuant hereto shall be made at the sole discretion of the Calculation Agent and shall (in the absence of manifest error) be final and binding.  Any calculation made by the Calculation Agent hereunder shall, at the Trustee’s request, be made available at the Corporate Trust Office. The procedures the Calculation Agent will use to determine the information described herein with respect to the Notes is set forth as follows:

(a)           On the Valuation Date, the Calculation Agent shall calculate the Repayment Amount for the Notes. The Repayment Amount, for each $1 principal amount of the Notes, is the amount equal to the sum of (a) $1 plus (b) the Additional Amount.

(i)            The “Additional Amount”, for each $1 principal amount of the Notes, equals 125% times the greater of (i) zero and (ii) the difference between the Final Basket Value minus the Initial Basket Value.

(ii)           The “Initial Basket Value” equals $1.

(iii)          The “Final Basket Value” equals the sum of:

a.               a quotient, the numerator of which is 7.8570 and the denominator of which is the Final Currency Value for Indian Rupee (“INR”) plus

b.              a quotient, the numerator of which is 19.8000 and the denominator of which is the Final Currency Value for Japanese Yen (“JPY”) plus

c.               a quotient, the numerator of which is 185.1300 and the denominator of which is the Final Currency Value for Korean Won (“KRW”) plus

d.              a quotient, the numerator of which is 7.3746 and the denominator of which is the Final Currency Value for Thai Baht (“TWD”) plus

e.               a quotient, the numerator of which is 5.7852 and the denominator of which is the Final Currency Value for Taiwanese Dollar (“TWD”) plus

f.                  a quotient, the numerator of which is 0.810120 and the denominator of which is the Final Currency Value for Chinese Yuan (“CNY”).

(iv)          The “Final Currency Value” equals the value of each Basket Currency represented by the spot exchange rate between the applicable Basket Currency and the U.S. Dollar expressed as the amount of Basket Currency per U.S. Dollar for customary settlement in the interbank market for each Basket Currency on the Valuation Date, as reported by Reuters on the applicable page, or any substitute page, and at the approximate time set forth in the following table:

Basket Currency	Reuters Page	Rate	Applicable Currency Business Day
INR	RBIB	Daily spot rate reported as Reference Rate 1USD = RS	Bombay
JPY	JPNU	Average of the bid and ask spot rates reported under the heading “DLR” at 3:00 p.m., Tokyo time	Tokyo
KRW	KFTC01	Daily spot rate reported under the heading “MAR”	Seoul
THB	ABSIRFIX01	Daily spot rate reported under the heading “THB”	Singapore
TWD	TAIFX1	Reported under the heading “Spot” as of 11:00 a.m., Taipei time	Taipei
CNY	SAEC	Daily spot rate reported under the heading “USDCNY”	Beijing

The “Valuation Date” is, with respect to any Basket Currency, the latest Currency Business Day for that Basket Currency that is at least two Business Days prior to August 31, 2007, subject to postponement in the event of a Market Disruption Event.

A “Currency Business Day” is, with respect to any Basket Currency, any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close (including for dealings in foreign exchange in accordance with the practice of the foreign exchange market) in the city listed above under “Applicable Currency Business Day” for that Basket Currency.

A “Business Day”, notwithstanding any provision in the Indenture, is any day that is not is not a Saturday or Sunday and that is not a day on which banking institutions in New York City generally are authorized or obligated by law or executive order to be closed.

(b)           If no spot quotation is available for a Basket Currency from the applicable Reuters page described under “Final Currency Value” above or there occurs an event that generally makes it impossible to convert any of the Basket Currencies into U.S. dollars through customary legal channels, or to obtain a firm quote of any of the exchange rates between the Basket Currencies and the U.S. dollar on the Valuation Date, that, in the good faith determination of the Calculation Agent, affects the valuation of the Final Basket Value or the Company’s ability or any similarly situated party to hedge its exposure or to unwind all or a material portion of a hedge with respect to this Note (“Market Disruption Event”), then the Valuation Date for that Basket Currency will be postponed to the next succeeding Currency Business Day for that Basket Currency; provided, that if the Final Currency Value for any Basket Currency is not capable of calculation as of the next succeeding Currency Business Day because of an occurring or continuing Market Disruption Event, the Calculation Agent will determine the Final Currency Value for that Basket Currency taking into consideration all available information that in good faith it deems relevant.

(c)           The Calculation Agent shall notify the Trustee of all such calculations, determinations and adjustment or if a Market Disruption Event with respect to a series of Notes has occurred.

4.             Fees and Expenses.  The Calculation Agent shall be entitled to reasonable compensation for all services rendered by it as agreed to between the Calculation Agent and the Company.

5.             Terms and Conditions.  The Calculation Agent accepts its obligations herein set out upon the terms and conditions hereof, including the following, to all of which the Company agrees:

(a)           in acting under this Agreement, the Calculation Agent is acting solely as an independent expert and not as an agent of the Company and does not assume any obligation toward, or any relationship of agency or trust for or with, any of the holders of the Notes;

(b)           unless otherwise specifically provided herein, any order, certificate, notice, request, direction or other communication from the Company or the Trustee made or given under any provision of this Agreement shall be sufficient if signed by any person who the Calculation Agent reasonably believes to be a duly authorized officer or attorney-in-fact of the Company or the Trustee, as the case may be;

(c)           the Calculation Agent shall be obliged to perform only such duties as are set out specifically herein and any duties necessarily incidental thereto;

(d)           the Calculation Agent, whether acting for itself or in any other capacity, may become the owner or pledgee of Notes with the same rights as it would have had if it were not acting hereunder as Calculation Agent; and

(e)           the Calculation Agent shall incur no liability hereunder except for loss sustained by reason of its gross negligence or wilful misconduct.

6.             Resignation; Removal; Successor.  (a)  The Calculation Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective, subject to the appointment of a successor Calculation Agent and acceptance of such appointment by such successor Calculation Agent, as hereinafter provided.  The Calculation Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective.  Such resignation or removal shall take effect upon the appointment by the Company, as hereinafter provided, of a successor Calculation Agent and the acceptance of such appointment by such successor Calculation Agent.  In the event a successor Calculation Agent has not been appointed and has not accepted its duties within 90 days of the Calculation Agent’s notice of resignation, the Calculation Agent may apply to any court of competent jurisdiction for the designation of a successor Calculation Agent.

(b)           In case at any time the Calculation Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or make an assignment for the benefit of its creditors or consent to the appointment of a receiver or custodian of all or any substantial part of its property, or shall admit in writing its inability to pay or meet its debts as they mature, or if a receiver or custodian of it or all or any substantial part of its property shall be appointed, or if any public officer shall have taken charge or control of the

Calculation Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, a successor Calculation Agent shall be appointed by the Company by an instrument in writing, filed with the successor Calculation Agent.  Upon the appointment as aforesaid of a successor Calculation Agent and acceptance by the latter of such appointment, the Calculation Agent so superseded shall cease to be Calculation Agent hereunder.

(c)           Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, to the Company and to the Trustee an instrument accepting such appointment hereunder and agreeing to be bound by the terms hereof, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Calculation Agent shall be entitled to receive, all moneys, securities and other property on deposit with or held by such predecessor, as Calculation Agent hereunder.

(d)           Any corporation into which the Calculation Agent hereunder may be merged or converted or any corporation with which the Calculation Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of the assets and business of the Calculation Agent shall be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.

7.             Certain Definitions.  Capitalized terms not otherwise defined herein are used herein as defined in the Notes or, if not defined in the Notes, as defined in the Indenture.

8.             Indemnification.  The Company will indemnify the Calculation Agent against any losses or liability which it may incur or sustain in connection with its appointment or the exercise of its powers and duties hereunder except such as may result from the gross negligence or wilful misconduct of the Calculation Agent or any of its agents or employees.  The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Company for or in respect of any action taken or suffered to be taken in good faith by the Calculation Agent in reliance upon written instructions from the Company.

9.             Notices.  Any notice required to be given hereunder shall be delivered in person, sent (unless otherwise specified in this Agreement) by letter, telex or facsimile transmission or communicated by telephone (confirmed in a writing dispatched within two Business Days), (a) in the case of the Company, to it at 745 Seventh Avenue, New York, New York 10019 (facsimile: (646) 758-3204) (telephone: (212) 526-7000), Attention: Treasurer, with a copy to 399 Park Avenue, New York, New York 10022 (facsimile: (212) 526-0357) (telephone: (212) 526-7000), Attention: Corporate Secretary, (b) in the case of the Calculation Agent, to it at Lehman Brothers International (Europe), 25 Bank Street, London E14 5LE, England (facsimile: (44 20 7102 2049) (telephone: 44 20 7102 2443), Attention: Calculation Agent and (c) in the case of the Trustee, to it at 111 Wall Street, 5th Floor, New York, New York 10043 (facsimile: (212) 657-3836) (telephone:  (212) 657-7805), Attention: Corporate Trust Department or, in any case, to any other address or number of which the party receiving notice shall have notified the party giving such notice in writing.  Any notice hereunder given by telex, facsimile or letter shall be deemed to be served when in the ordinary course of transmission or post, as the case may be, it would be received.

10.           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONTINUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

11.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.           Benefit of Agreement.  This Agreement is solely for the benefit of the parties hereto and their successors and assigns, and no other person shall acquire or have any rights under or by virtue hereof.

IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

LEHMAN BROTHERS HOLDINGS INC.

By:
Name:
Title:

LEHMAN BROTHERS INTERNATIONAL (EUROPE),
as Calculation Agent

By:
Name:
Title: